Exhibit 99.1

Susquehanna Bancshares, Inc. Announces Corporate-wide Branding Strategy and Bank Realignment; Changes will broaden customer service, enhance banks' market presence

    LITITZ, Pa.--(BUSINESS WIRE)--Oct. 1, 2004--Susquehanna Bancshares, Inc., (Susquehanna) (Nasdaq:SUSQ) announces its decision to unify its financial services affiliates under a common master brand. The new brand, currently being used at Susquehanna Patriot Bank and Susquehanna Bancshares, Inc., soon will be applied to all of Susquehanna's affiliates. Each affiliate will adopt the master brand--Susquehanna--and will incorporate Susquehanna into its legal and market name. Along with a name and brand identity change, the company will combine its eight banking subsidiaries into three. The branding and realignment will provide customers access to more banking offices and will create banks of greater size allowing Susquehanna to increase its presence in target markets.
    "This decision creates numerous benefits for our customers, our employees and our shareholders," said Susquehanna Chairman, President and CEO William J. Reuter. "Combining our existing eight banks into three organizations with a common brand significantly increases our customers' ability to locate and access our 159 banking offices in Maryland, New Jersey, Pennsylvania and West Virginia. This decision also opens internal career growth opportunities for our employees and creates the potential for Susquehanna to build even stronger market share in the communities we serve."
    Susquehanna based the three banks' formations on geography and common market characteristics. Banks will adopt a new name and each will operate under a state charter. The banks will be organized as follows:
    Susquehanna Bank PA will be formed by combining Farmers First Bank, Lititz, Pa.; First Susquehanna Bank & Trust, Sunbury, Pa.; and, WNB Bank, Williamsport, Pa. The Pennsylvania state-chartered bank is projected to have $2.3 billion in combined assets and will operate 58 Pa. banking offices in Columbia, Lancaster, Lycoming, Northumberland, Snyder, Union and York counties. Susquehanna Bank PA will be headquartered in Lancaster, Pa. and will operate under the market name Susquehanna Bank. Farmers First Bank will become Susquehanna Bank PA on November 5, 2004. Pending regulatory approvals, First Susquehanna Bank & Trust and WNB Bank will become part of Susquehanna Bank PA on or about January 21, 2005.
    Susquehanna Bank will be formed by combining Citizens Bank of Southern Pennsylvania, Greencastle, Pa.; Farmers & Merchants Bank and Trust, Hagerstown, Md.; First American Bank of Pennsylvania, Everett, Pa.; and, Susquehanna Bank, Towson, Md. The Maryland state-chartered bank is projected to have $2.8 billion in combined assets and will operate a total of 64 banking offices--13 Pa. banking offices in Bedford, Blair and Franklin counties, 46 Md. banking offices in Allegany, Anne Arundel, Baltimore, Carroll, Garrett, Harford, Howard, Washington and Worcester counties, and five W.Va. banking offices in Berkeley and Jefferson counties. Susquehanna Bank initially will be headquartered in Hagerstown, Md. and will operate under the market name Susquehanna Bank. Pending regulatory approvals, Citizens Bank of Southern Pennsylvania, First American Bank of Pennsylvania and Susquehanna Bank will consolidate into Farmers & Merchants Bank and Trust on or about April 15, 2005, and concurrently will adopt the legal and market name Susquehanna Bank.
    Susquehanna Patriot Bank was formed in June 2004 by the merger of Equity Bank, Marlton, N.J., and Patriot Bank, Pottstown, Pa. Headquartered in Marlton, N.J., the New Jersey state-chartered bank has $2.1 billion in assets and operates a total of 37 banking offices--22 Pa. banking offices in Berks, Chester, Delaware, Lehigh, Montgomery and Northampton counties and 15 N.J. banking offices in Burlington, Camden and Gloucester counties. Susquehanna Patriot Bank will continue to operate under its current name.
    Market changes and customer mobility played an important part in the decision to brand and realign the banks. "There is significant movement within our 150-mile footprint," said Reuter. "Due to our growth over the years, we have many situations where one subsidiary's banking office is only a few miles from another subsidiary's banking office. With customers commuting and doing business across county and state lines, it just makes sense that we provide a structure to service them throughout their travels." Susquehanna's realignment also should help streamline increasingly complex regulatory requirements and should provide operational and administrative efficiencies by reducing redundancies. Additionally, the company anticipates an improvement in its efficiency ratio which should have a positive effect on its future earnings and help to enhance shareholder value.
    Despite the name change and realignment, Susquehanna remains committed to the community-banking model the company has practiced since its formation in 1982. "Community banking is not about a name or a logo, it's about local decision making that makes sense for the communities we serve," Reuter explained. "This realignment will unify and strengthen our corporate identity in all of our markets, but at the same time we will still support our philosophy of local decision making when it comes to things like product pricing, loan approvals and minimum balances. Community banking is also about improving the quality of life in our communities and Susquehanna will remain committed to community efforts in each of our local markets with gifts of our time and our dollars."
    The boards of directors of the new banks will be comprised of representatives from each of the markets Susquehanna serves. Susquehanna anticipates limited staff reductions as a result of operational and administrative consolidations. Management will discuss the branding strategy and bank realignment during its third quarter 2004 earnings conference call in late October. The call can be accessed on Susquehanna's Web site at www.susqbanc.com.
    Susquehanna is a financial services holding company, operating in multiple states, with assets of $7.4 billion. It provides financial services through its subsidiaries at over 170 locations in the mid-Atlantic region. In addition to its current eight commercial banks, Susquehanna operates a trust and investment company, an asset management company, a property and casualty insurance brokerage company, a commercial leasing company and a vehicle leasing company. Investor information may be requested on Susquehanna's Web site at www.susqbanc.com.

    This press release contains "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995, regarding Susquehanna's expectations of its branding strategy and internal realignment plans and their potential impact on the company's efficiency ratio and earnings. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties, including Susquehanna's ability to increase its presence in target markets, achieve operational and administrative efficiencies by reducing redundancies and effect limited staff reductions. Accordingly, actual results may differ materially. Susquehanna undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

    CONTACT: Susquehanna Bancshares, Inc.
             Media: Alison van Harskamp, 717-625-6260 communications@susqbanc.com
                 or
             Investor Relations: Gregg Lampf, 717-625-6305 ir@susqbanc.com